Exhibit 99

                                                                                                                                                                NEWS RELEASE

SILICON LABORATORIES REPORTS STRONG FOURTH QUARTER PERFORMANCE

AUSTIN, Texas — Jan. 25, 2006 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal ICs, today reported higher than anticipated revenue of $110 million and GAAP diluted net income per share of $0.27 for the fourth quarter.

GAAP operating income for the fourth quarter was $17.8 million or 16.2 percent of revenue. Excluding stock compensation expense, adjusted operating income for the fourth quarter was $20.2 million, or 18.4 percent of revenue, and adjusted diluted net income per share was $0.31.  The reconciling charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below. The company increased cash and investments by approximately $28 million to $364 million at year end.

Business Summary

Revenue growth in the fourth quarter was due to robust wireless demand across the customer base. Driven primarily by the Aero® transceiver products, mobile handset revenue increased by 14 percent sequentially and represented approximately 47 percent of revenue. There continued to be strong momentum for new products including the EDGE transceiver, tri-band PA, the FM tuner and the AeroFONE® single-chip phone.

The broad-based mixed-signal business declined slightly and represented a little more than half of the revenue in the fourth quarter and for the year. Key growth areas for the business in 2005 included the ProSLIC® telephony interface for VoIP, which grew by greater than 60 percent year over year, and microcontrollers, which grew by more than 30 percent year over year.  The company also sampled hundreds of new customers who are evaluating recently introduced broad-based mixed-signal products including the new VCXO family, the SiRX™ set-top box receiver and the ISOmodem® fax modem.

“The business performed very well in the fourth quarter and we anticipate continued strength in our wireless business due to strong market demand,” said Necip Sayiner, president and CEO of Silicon Laboratories. “Customer feedback has validated that our new products are highly differentiated, and we are building momentum to put our business on a solid growth trajectory.”

In 2005, Silicon Laboratories expanded design, sales and support offices to more than 20 locations around the world.  Cumulative patents either filed or issued increased to more than 600 and the number of employees worldwide increased to 651. The product portfolio doubled including the addition of broadcast, timing, digital power and new wireless products.

For the first quarter of 2006, the company anticipates revenue of $110 to $114 million.

Conference Call Today

A conference call discussing the fourth quarter results will follow the release at 7:30 a.m. Central Time.  An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1-800-295-0889 (U.S.) or +1 402-220-3774 (international). These replays will be available through February 15, 2006.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications.  Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design.  The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, especially for mobile handset products; dependence on a limited number of products and customers; risks associated with shifting market demand from GSM/GPRS to EDGE and WCDMA; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, ProSLIC, Aero, AeroFONE, ISOmodem, SiRX and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, 512/464-9254 investor.relations@silabs.com

Silicon Laboratories Inc.

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$109,856	$95,462	$425,689	$456,225
Cost of revenues	49,499	43,121	193,904	206,320
Gross profit	60,357	52,341	231,785	249,905
Operating expenses:
Research and development	23,692	20,711	101,222	78,056
Selling, general and administrative	18,898	15,426	72,553	65,164
Operating expenses	42,590	36,137	173,775	143,220
Operating income	17,767	16,204	58,010	106,685
Other income (expense):
Interest income	2,743	1,194	8,285	3,054
Interest expense	(191)	(68)	(322)	(311)
Other income (expense), net	(91)	169	(332)	2,148
Income before income taxes	20,228	17,499	65,641	111,576
Provision for income taxes	4,965	4,570	18,135	34,883
Net income	$15,263	$12,929	$47,506	$76,693
Net income per share:
Basic	$0.28	$0.25	$0.89	$1.49
Diluted	$0.27	$0.24	$0.86	$1.39
Weighted-average common shares outstanding:
Basic	54,210	52,008	53,399	51,471
Diluted	56,206	54,632	55,485	54,983

Certain prior period amounts of the amortization of stock compensation expense have been reclassified to conform to the current period presentation.

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share data)

	Three Months Ended
	December 31, 2005	January 1, 2005
GAAP operating income	$17,767	$16,204
Stock compensation amortization:
Cost of revenues	58	13
Research and development	1,081	659
Selling, general and administrative	1,274	182
Adjusted operating income	$20,180	$17,058

Adjusted operating income%	18.4%	17.9%

	Three Months Ended
	December 31, 2005	January 1, 2005
GAAP net income	$15,263	$12,929
Stock compensation amortization:
Cost of revenues	58	13
Research and development	1,081	659
Selling, general and administrative	1,274	182
Adjusted net income	$17,676	$13,783

GAAP diluted shares outstanding	56,206	54,632
Adjusted diluted net income per share	$0.31	$0.25

Estimated Stock Compensation Expense Under SFAS 123R

(in thousands)

Three Months Ended April 1, 2006
Cost of revenues	$382
Research and development	4,431
Selling, general and administrative	5,391
Impact on operating income	10,204
Provision for income taxes	(1,907)
Impact on net income	$8,297

Silicon Laboratories Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2005	January 1, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$255,369	$48,636
Short-term investments	108,341	228,470
Accounts receivable, net of allowance for doubtful accounts of $1,088 at December 31, 2005 and January 1, 2005	68,824	46,272
Inventories	23,132	38,405
Deferred income taxes	11,505	9,878
Prepaid expenses and other	9,670	5,244
Total current assets	476,841	376,905
Property, equipment and software, net	32,584	34,559
Goodwill	62,877	46,766
Other intangible assets, net	14,838	15,384
Other assets, net	25,863	10,788
Total assets	$613,003	$484,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,846	$37,001
Accrued expenses	11,307	11,913
Deferred income on shipments to distributors	34,036	25,227
Income taxes payable	18,348	8,207
Total current liabilities	107,537	82,348
Long-term obligations and other liabilities	7,418	2,570
Total liabilities	114,955	84,918
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$.0001 par value; 250,000 shares authorized; 54,530 and 52,508 shares issued and outstanding at December 31, 2005 and January 1, 2005, respectively	5	5
Additional paid-in capital	335,284	287,908
Deferred stock compensation	(1,105)	(4,787)
Retained earnings	163,864	116,358
Total stockholders’ equity	498,048	399,484
Total liabilities and stockholders’ equity	$613,003	$484,402